Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
June 9, 2015		(973) 802-2824
scot.hoffman@prudential.com

Prudential Financial, Inc. elects Sandra Pianalto

to Board of Directors

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that Sandra Pianalto has been elected to the company’s Board of Directors as an independent director, effective July 1, 2015.

Pianalto is the former president and CEO of the Federal Reserve Bank of Cleveland, a position she held from February 2003 until May 2014.

“Sandra served the Federal Reserve System during an extraordinary period in our country’s economic history, helping to steer the Fourth District through the financial crisis of 2008-09, and directing the Bank to focus on both operational excellence and thought leadership,” said John Strangfeld, chairman and CEO of Prudential Financial. “We are pleased to welcome Sandra to our board, and we anticipate that our company will benefit greatly from her insight and experience.”

Pianalto’s tenure at the Bank spanned more than 30 years. She joined the Bank in 1983 as an economist in the Research Department. She was appointed assistant vice president of public affairs in 1984, vice president and secretary to the board of directors in 1988, and first vice president and chief operating officer in 1993. The Federal Reserve Bank of Cleveland is one of twelve regional Reserve Banks that together with the Board of Governors in Washington, D.C., comprise the Federal Reserve System, the central bank of the United States. The Cleveland Reserve Bank, which includes branch offices in Cincinnati and Pittsburgh, serves the Fourth Federal Reserve District (Ohio, western Pennsylvania, the northern panhandle of West Virginia, and eastern Kentucky).

In July 2014, Pianalto became an Executive-in-Residence in the College of Business at the University of Akron, where she provides instruction on the topics of monetary policy, banking and leadership.

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Before joining the Bank, Pianalto was an economist at the Board of Governors of the Federal Reserve System and served on the staff of the Budget Committee of the U.S. House of Representatives.

Since July 2014, Pianalto has served on the board of the Eaton Corporation, and has served on the board of the J.M Smucker Company since August 2014.

Pianalto earned an M.A. in economics from The George Washington University and a bachelor’s degree from the University of Akron.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of March 31, 2015, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.